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                                                                  Exhibit 99.1

             CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Financial Review, incorporated herein by reference, and other sections of this Form 10-K contains forward-looking statements that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations, estimates, projections and from past results.

     - Economic factors including changes in the rate of inflation, business conditions, interest rates and foreign currency exchange rates.

     - Competitive factors, including: (i) pricing pressures, both in the United States and abroad, primarily from managed care groups and government agencies, (ii) the development of new products by competitors having lower prices or superior performance or that are otherwise competitive with the Company's current products, (iii) generic competition as the Company's products go off patent, (iv) technological advances and patents obtained by competitors and (v) problems with licensors, suppliers and distributors.

     - The difficulties or delays in bringing new products to market due to any one or more of the difficulties and uncertainties inherent in new product development, including: (i) efficacy or safety concerns (whether or not scientifically justified), (ii) the inability to obtain regulatory approvals, (iii) difficulty in manufacturing or excessive manufacturing costs or (iv) the infringement of the patents or intellectual property rights of others.


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     -    Governmental action including: (i) new laws, regulations and judicial decisions related to health care availability, method of delivery and payment for health care products and services, (ii) changes in the Federal Food and Drug Administration and foreign regulatory approval processes that may delay or prevent the approval of new products and result in lost market opportunity, (iii) new laws, regulations and judicial decisions affecting pricing or marketing and (iv) changes in the tax laws relating to the Company's operations.

     - Unexpected safety or efficacy concerns with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

     - Legal difficulties, including product liability claims, claims asserting antitrust violations, disputes over intellectual property rights (including patents) and environmental matters, any of which could preclude commercialization or products or adversely affect profitability.

     - Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or the American Institute of Certified Public Accountants.

     - Changes in costs or expenses, including variations resulting from changes in product mix, the effects of acquisitions, dispositions or other events occurring in connection with evolving business strategies.

No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The Company undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.